EXHIBIT 5.1

                                  JOHN L. GREEN
                                  -------------
                          Attorney and Counselor At Law
            4888 Loop Central Drive, Suite 445 * Houston, Texas 77081
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                       Tel: 713-660-7400 * Fax: 713-660-9921


Calypso Wireless, Inc.
5979 NW 151 Street
Miami Lakes, FL 33014
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     Re:  Calypso Wireless, Inc.

          Registration Statement on Form S-8
          Commission File No. 1-8497
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Gentlemen:

I have represented Calypso Wireless, Inc., a Delaware corporation ("Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") in connection with the registration of two hundred million (200,000,000) shares ("Shares") of the Company's common stock, par value of $.001 per share under the Securities Act of 1933, as amended. The Shares are to be issued as follows: ninety thousand shares (90,000) are being issued to Motorskill Ventures I, LP for consulting services to be rendered to the Company; and two million (2,000,000) shares are being issued to Ricardo Esquiuel for engineering services related to cellular communications to be rendered to the Company; two million (2,000,000) shares to be issued to Manuel Aguilar Zumbado for engineering services to be rendered to the Company; one million (1,000,000) shares to be issued to Voicetech Communication USA per rule 144 for software development and licensing agreement; and ten thousand shares (10,000) to be issued to D.E. Wine Investments Inc. (DEW) for financial advisory services. An additional number of contingency shares for stock placement are to be issued to DEW as fees as follows: thirty thousand (30,000) shares for the first million dollars of financing, thirty thousand (30,000) shares for the second million dollars of financing, and ten thousand (10,000) share for each subsequent million dollars of financing after the first two million ($2,000,000) dollars of financing. All shares issued per this section will be restricted common stock of the company,
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nondilutable,  and  will  not  be  subject  to  any  future  reverse  splits.
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Additionally,  the  company  will  grant  piggy-back registration rights for all shares issued pursuant to the agreement for any future public offering of the company's stock. The stock placement fee will be payable on a prorate basis for any financing amount which falls between the million ($1,000,000) dollar breakpoints.

In this connection, I have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the consulting agreements, the Company's Articles
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of  Incorporation  and  Bylaws  of  the Company, and resolutions of the Board of
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Directors  of  the  Company.
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I  have  examined  such  records and documents and have made such examination of laws as I considered necessary to form a basis for the opinion set forth herein. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

I am of the opinion that the Shares will be, when issued pursuant to the compensation plans, legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

Very truly yours,

/S/John L. Green
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John L. Green
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